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                                                                   Exhibit 10.35


                           KEY EMPLOYEE RETENTION PLAN

The objective of this Key Employee Retention Plan (the "Plan") is to provide an incentive to certain key employees (the "Participants") to remain with the company throughout the Chapter 11 reorganization process, to support a smooth and successful operation of the ongoing business, and to develop a viable Plan of Reorganization for the Debtors.

Specific Participants are included based on a combination of factors, including job responsibilities, special skills, and an assessment of the impact their departure would have on the performance of the business, and the ability to complete a viable Plan of Reorganization.

The Plan should have three components. It should include a performance-based incentive payment opportunity. It should provide a monetary payment to a Participant who stays. Also, it should include a severance payment for a Participant who is involuntarily separated, for other than cause, as a direct consequence of the reorganization process. The amount of the payments should correlate to both the Participant's level of responsibility within the organization, and to any special, difficult-to-replace skills. The severance payment must represent a satisfactory level of financial security to the Participant. As a guideline, management has referred to a number of retention plans implemented by other companies who have been through the Chapter 11 reorganization process.

I.        Definitions

     1.1 Definitions: As used in this Plan, the following terms shall have the following meanings when used herein with initial capital letters:

          1.1.1 "Bankruptcy Court" shall mean the United States Bankruptcy Court for the District of Delaware.

          1.1.2 "Cause" shall mean that a Participant shall, prior to any Termination of Employment, have committed:

                (a) an act of fraud, embezzlement or theft in connection with the Participant's duties or in the course of the Participant's employment with the Debtors;

                (b)  willful wrongful damage to property of the Debtors:

                (c) willful wrongful disclosure of secret processes or confidential information of the Debtors; or

                (d)  willful wrongful engagement in any Competitive Activity; or



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                (e)  failure of a Participant to perform assigned duties in a satisfactory manner,

          and the commission of any such act shall have been determined by the Board of Directors of the Debtors to have been materially harmful to the Debtors.

          1.1.3 "Change in Control" shall mean the occurrence at any time during the period commencing upon the entry of an order by the Bankruptcy Court approving this Plan (the "Order") and ending on the first anniversary date following the entry of an order of the Bankruptcy Court confirming the Plan of Reorganization of any of the following events.

                    (a) there shall be consummated any consolidation, dissolution, liquidation merger, sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or a significant portion of its business and/or assets, or reorganization of the Debtors in which the Debtors are not the continuing or surviving corporation or pursuant to which the outstanding voting securities or other capital interests of the Debtors would be converted into cash, securities or other property, including a confirmed Plan of Reorganization pursuant to which debt is converted, exchanged or otherwise transferred for voting securities or other capital interests of the Debtors; other than a consolidation, merger, or reorganization of the Debtors in which the holders of the Debtors' outstanding voting securities or other capital interests immediately prior to such consolidation, merger or reorganization shall have seventy-five percent (75%) or more of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal entity;

                    (b) the Debtors sell, lease, exchange, or transfer (in one transaction or a series or related transactions) all or substantially all of its or their business and/or assets to any other corporation or other legal entity of which less than seventy-five percent (75%) of the outstanding voting securities or other capital interests of said corporation or other legal entity are owned in the aggregate by the stockholders of the Debtors, directly or indirectly, immediately prior to or after such sale;

                    (c) the shareholders of the Debtors shall approve any plan or proposal for the liquidation or dissolution of the Corporation;

                    (d)       there is a report filed on Schedule 13D or
                              Schedule 14D- 1 (or any successor schedule, form or report) each as promulgated pursuant to the Securities Exchange Act of 1934 (the "Exchange Act")





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                              disclosing that any person (as the term "person"
                              is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) other than Acme Metals Incorporated or a subsidiary or any employee benefit plan sponsored by the Debtors has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of fifty-one percent (51%) or more of the combined voting power of Acme Metals Incorporated's then outstanding voting securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, or otherwise; or

                    (e) at any time during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Directors of Acme Metals Incorporated cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by Acme Metals Incorporated's stockholders, of each new Director of the Corporation was approved by a vote of at least two-thirds (2/3) of such Directors of Acme Metals Incorporated then still in office who were Directors of the Corporation at the beginning of any such two-year (2) period.

                    (f) prior to a confirmation of a Plan of Reorganization such other event, or events, as shall be determined by the Board of Directors to be a Change in Control upon the consent of the Official Committee of Unsecured Creditors of the Debtors or the approval of the U.S. Bankruptcy Court for the District of Delaware; or following the confirmation of a Plan of Reorganization, as shall be determined by the post-confirmation board of directors.

          1.1.4 "Chapter 11 Reorganization Process" shall mean all actions, activities, conduct, determinations, events, filings, proceedings and similar transactions of a legal or non-legal nature undertaken by the Debtors pursuant to the voluntary petitions for relief under Chapter 11 of the Bankruptcy Code filed by the Debtors with the Bankruptcy Court on September 28, 1998.

          1.1.5 "Competitive Activity" shall mean a Participant's participation, without the written consent of the chief executive officer of Acme Metals Incorporated, in the management of any business enterprise if such enterprise engages in substantial and direct competition with any of the Debtors and such enterprise's sales of any product or service competitive with any product or service of the Debtors amounted to 25% of such






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                    enterprise's net sales for its most recently completed
                    fiscal year and if any of the Debtors' consolidated net sales of said product or service amounted to 10% of said Debtor's consolidated net sales for its most recently completed fiscal year. "Competitive Activity" shall not include (i) the mere ownership of securities in any publicly traded enterprise and exercise of rights appurtenant thereto or (ii) participation in management of any publicly traded enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.

          1.1.6 "Debtors" shall mean, individually and collectively, Acme Metals Incorporated, Acme Steel Company, Acme Packaging Corporation, Acme Steel Company International, Inc., Alabama Metallurgical Corporation and Alpha Tube Corporation, each of which has filed their respective voluntary petitions for relief pursuant to Chapter 11 of Title 11 of the United States Code, U.S.C. Sections 101-1330 (as amended, the "Bankruptcy Code"), any successor entity which acquires a controlling interest in one or more of the Debtors by means of consolidation, exchange, lease merger, purchase and sale, reorganization, tender, or any similar or dissimilar transaction (whether in one transaction or a series of or related transactions), including a confirmed Plan of Reorganization pursuant to which debt is converted, exchanged or otherwise transferred for assets, voting securities or other capital interests of the Debtors, other than a consolidation, merger or reorganization in which the holders of the Debtors outstanding voting securities or other capital interests immediately prior to such consolidation, merger or reorganization shall have seventy-five percent (75%) or more of the outstanding voting securities or other capital interests of the acquiring, resulting or surviving corporation or other legal entity.

          1.1.7 "EIC Plan" shall mean the Amended and Restated 1994 Acme Metals Incorporated Executive Incentive Compensation Plan adopted by the Board of Directors of Acme Metals Incorporated and approved by the shareholders on April 27, 1997.

          1.1.8 "Involuntary Reorganization Termination" shall mean a Participant's permanent termination of employment by the Debtors during the Chapter 11 reorganization process for reasons other than Cause, death, disability, voluntary resignation, retirement or pursuant to a Change of Control as provided in Section IV.B. of this Plan.

          1.1.9 "Other Plans" shall mean duties, obligations, payments and rights Debtors may owe and Participants may have under other severance compensation, deferred compensation, disability and/or retirement plans, programs or arrangements or agreements with the Debtors, including without limitation the Consolidated Pension Plan for Acme Steel Company Salaried





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                    Employees and Riverdale Hourly Employees, as amended and
                    restated effective May 29, 1986, as heretofore or hereinafter amended or supplemented (the "Salaried Pension Plan"), the Acme Metals Salaried Employees' Retirement Savings Plan Restated effective September l, 1995 (the "SERSP"), group medical and hospitalization benefits and long-term disability benefits (the "Group Benefits Plans"), any stock award, stock option, restricted stock or stock-related plans of the Debtors, or any similar agreements, arrangements, plans or programs providing such benefits.

          1.1.10 "Participant(s)" shall mean the key employees of the Debtors who the Board of Directors of Acme Metals Incorporated shall, by resolution duly adopted prior to the effective date of an order of the Bankruptcy Court approving this Plan. specify as being a Participant in this Plan. The Board of Directors may, by resolution duly adopted, designate replacement Participants for Participants who are removed and/or delete persons designated as Participants in the Plan.

          1.1.11 "Plan of Reorganization" shall mean a plan for the reorganization of Debtors' business which complies with the requirements of Section 1123 of the Bankruptcy Code.

          1.1.12 "Plan Period" shall mean the period during which this Plan shall be in existence, which shall commence on the date hereof and shall expire, except to the extent that any obligation of the Debtors hereunder remains unpaid as of such time, on the first anniversary date following the entry of an order of the Bankruptcy Court confirming a Plan of Reorganization.

          l.1.13 "Severance Period" shall mean, as to any Participant, the period commencing with the date of his Termination of Employment and ending one year after such date.

          1.1.14    "Termination of Employment" shall mean, as to any
                    Participant:

                    (a) any termination by the Debtors of the employment of any Participant within one (l) year after a Change of Control for any reason other than for Cause or as a result of the death or disability of the Participant; or

                    (b) termination by any Participant of his employment by the Debtors within one (l) year after a Change in Control and upon the occurrence of any of the following events:

                              (i)       failure to elect or reelect the
                                        Participant to, or removal of the
                                        Participant from, the Board of Directors of the Debtors (or any successor thereto), if the Participant shall have been






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                                        a member of the Board of Directors of
                                        the Debtors immediately prior to the
                                        Change in Control, or the office of the
                                        Debtors which the Participant held
                                        immediately prior to a Change in
                                        Control;

                              (ii) unless otherwise agreed to in writing by the Participant, a significant adverse change in the nature or scope of the authorities, powers, functions or duties attached to the position with the Debtors which the Participant had immediately prior to Change in Control, or a reduction in the level of cash compensation from the Debtors, either of which is not remedied within thirty (30) calendar days after receipt by the Debtors of written notice from the Participant of such change or reduction, as the case may be;

                              (iii) a determination by any Participant made in good faith that as a result of a Change in Control and a change in circumstances thereafter significantly affecting his position, he is unable to carry out the authorities, powers, functions or duties attached to his position immediately prior to the Change in Control, which situation is not remedied within thirty (30) calendar days after receipt by the Debtors of written notice from the Participant of such determination;

                              (iv)      the Debtors shall require any
                                        Participant to have as his principal
                                        location of work any location which is
                                        in excess of fifty (50) miles from his
                                        principal residence as of the date on
                                        which a Change of Control occurs and
                                        which is at least twenty (20) miles
                                        further than the Participant was
                                        required to travel prior to the Change
                                        in Control or to travel away from his
                                        office in the course of discharging his
                                        responsibilities or duties hereunder
                                        more than sixty (60) days in any
                                        consecutive ninety (90) day period
                                        without in either case his prior consent and such travel must be twenty percent (20%) greater than the average time traveled by such Participant in the past four (4) calendar quarters immediately preceding the Change in Control.

                              An election by any Participant to terminate his employment as contemplated by subsection 1.1.14(b)(iii) shall not be deemed a voluntary termination of employment by the Participant for the purpose of this Plan.


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II.      Performance-Based Component
------------------------------------

          The Participants who shall participate in the performance incentive payment component of the plan for each year (the "Performance Incentive Payment") shall be assigned to one of the several Groups listed below. The potential Performance Incentive Payment would be based on their business unit's accomplishment of specific financial goals, which will be established for each fiscal year ("Target").

          A Participant who is included in Group 1 would have the opportunity to earn a Target Performance Incentive Payment equal to 35% of annual base salary. Participants in Groups 2, 3, and 4 could earn Target Performance Incentive Payments equal to 25%, 20%, and 15% of their annual salaries, respectively. The Chief Executive Officer's Target Performance Incentive Payment would be 50% of annual salary.

          The Performance Incentive Payments shall be adjusted depending on actual performance compared with the established financial goals. If actual performance falls 20% below the goal, the Performance Incentive Payment would be reduced by 50%. If performance exceeds the goal by 20% or more, the Performance Incentive Payment would be increased by 50%. Actual results ranging between -20% of goal and +20% of goal shall be interpolated so that Performance Incentive Payments may range between 50% and 150% of the Target Performance Incentive Payment.

          No Performance Incentive Payment shall be made if actual results fall more than 20% below the goal. The maximum possible Performance Incentive Payment would be 150% of the Target Performance Incentive Payment. R. W. Dyke's Performance Incentive Payment will be based on the combined results of Acme Packaging Corporation and Alpha Tube Corporation. J. N. Howell's Performance Incentive Payment shall be based on Acme Steel Company's performance. The Performance Incentive Payment for other Acme Metals Incorporated's corporate officers shall be based 40% on Acme Steel Company results, 40% on the combined Packaging Corporation and Alpha Tube Corporation performance, and 20% on Acme Metals Incorporated's corporate expenses.

III.     Retention Payment Component
------------------------------------

          The Participants who shall be included in the Retention Payment Component of the Plan for each year shall be assigned to one of the several Groups listed below. This part of the Plan shall provide a lump sum payment, equal to a percentage of annual salary, to a Participant who remains with the company throughout and beyond the Chapter 11 reorganization process (the "Retention Payment").

          The Board of Directors designated the President and Chief Executive Officer be included in this component of the plan at a Retention Payment equal to 30% of annual salary.



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


         S. D. Bennett              Retention Payment equal to 30% of annual salary.
         President & CEO

         A. Group l:                Retention Payment equal to 25% of annual salary.
            --------

         B. Group 2:                Retention Payment equal to 20% of annual salary.
            --------

         C. Group 3:                Retention Payment equal to 15% of annual salary
            --------



         The applicable Retention Payment shall accrue monthly for each year, or partial year, until a Plan of Reorganization is confirmed by the Bankruptcy Court. At the time the Plan of Reorganization is confirmed, one-half (1/2) of the accrued Retention Payment would be paid to each Participant for each month the Participant was employed by the Debtors during the Chapter 11 reorganization process. The remaining half of each Participants' Retention Payment shall be paid one (1) year after confirmation of the Plan of Reorganization if the Participant remains an employee through the first anniversary date of the confirmation of the Plan of Reorganization. Provided, however, any Participant who is disabled and unable to continue to be employed by the Debtors due to such disability or dies between the date the Plan of Reorganization is confirmed and the first anniversary date thereof shall be paid the remaining one-half (1/2) of the Participant's Retention Payment . Within thirty (30) days after the effective date of disability or the death of a Participant, said amount shall be paid to the Participant or to the Participant's designated beneficiary, respectively.

         In the event a Participant's business unit is sold, the entire accrued Retention Payment would be paid to the affected Participant at the time the sale closes.

         In the event the cases are converted to a Chapter 7 liquidation or Chapter 11 liquidation proceeding, the entire accrued Retention Payment shall be paid immediately to all Participants.

IV.      Severance Component
----------------------------

         Circumstances may dictate certain Participants be terminated involuntarily as a consequence of the Chapter 11 reorganization process or as a result of a change of control. In the event either of these circumstances occur, these Participants shall receive a lump severance payment as provided herein which provides adequate financial security to them and their families while they secure new employment. The amount of the severance payment provided for herein should correlate with the amount of time it would reasonably take a Plan Participant to find new employment offering compensation comparable to the prior position with the Debtors.



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         The severance payments for the following types of termination are authorized for the following Groups of Participants as designated by the Board of Directors of Acme Metals Incorporated in the amounts indicated:

          A.        Involuntary Reorganization Termination
                    --------------------------------------

                    The Board of Directors has designated the President and Chief Executive Officer shall be a member of Group 1.

                    Involuntary Reorganization Termination severance payments as a result of the Chapter 11 reorganization process shall be authorized, as necessary, for Participants in the several Groups identified below as follows:

                    1. Group 1: Severance payments equal to one and one-half (1-1/2) times the sum of (X) the Participant's annual base salary as of the date of involuntary termination, plus (Y) an amount equal to the average of the actual incentive compensation awards paid to the Participant as compensation under this Plan or the Debtors' EIC Plan for the two (2) years prior to involuntary termination;

                    2. Group 2: Severance payments equal to the one times the sum of (X) Participant's annual base salary as of the date of involuntary termination, plus (Y) an amount equal to the average of the actual incentive compensation awards paid to the Participant as compensation under this Plan or the Debtor's EIC Plan for the last two (2) years prior to involuntary termination;

                    3. Group 3: Severance payments equal to one-half (1/2) times the sum of (X) Participant's annual base salary as of the date of involuntary termination, plus (Y) an amount equal to the average of the ACTUAL incentive compensation awards paid to the Participant as compensation under this Plan or the Debtor's EIC Plan for the last two (2) years prior to involuntary termination.

                              PROVIDED, however, that any such payment actually paid to any Participant pursuant to the Retention Payment Component of this Plan shall be deducted from the severance amounts otherwise paid to a Participant who is the subject of an Involuntary Reorganization Termination by reason of the Chapter 11 reorganization process pursuant to this
                              Section IV.A.

                    A Participant who is the subject of an Involuntary Reorganization Termination as a consequence of the Chapter 11 reorganization process shall receive the applicable severance payment plus a separate additional payment in the following amounts to cover premiums for hospitalization, medical and accident insurance






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                    benefits ("medical benefits") substantially similar to those which a Participant was receiving immediately prior to the Involuntary Reorganization Termination as follows: (x) the President and CEO and Group 1 Participants for a period of eighteen (18) months; and (Y) all other Participant Groups for a period of twelve (12) monthsto cover premiums for continuation of medical benefits. A Participant who is terminated for Cause or reasons related to performance would be ineligible for a severance payment under this Plan. The severance payment provisions of this Plan shall remain in effect for one (1) year following confirmation of the Plan of Reorganization.

          B.        Change of Control Termination

                    l.        Establishment of the Change of Control Termination
                              Plan

                              1.1       The Change of Control Termination Plan:
                                        The Debtors, intending that the
                                        Participants shall rely thereon, hereby
                                        irrevocably establishes this Change of
                                        Control Termination Plan (the "Change of
                                        Control Plan") and shall maintain the
                                        same throughout the Plan Period.

                              1.2 Amendments etc.: Prior to the expiration of the Plan Period, the Debtors shall not amend, terminate or suspend the Change of Control Plan or any provision hereof, including without limitation this Section 1.2 without the prior written consent of any Participants adversely affected by such change. Any such amendment, termination or suspension to which any affected Participants may consent shall not affect any rights which any Participant may otherwise have pursuant to any Other Plan. The amendment, commencement, suspension or termination of the payment of any compensation pursuant to this Change of Control Plan shall not affect any rights which any Participant may otherwise have pursuant to any Other Plan.

                              1.3 Certain Limitations: Without limiting any rights which any Participant may have under any Other Plan, nothing in this Plan shall grant any Participant any right to remain an executive officer, director or employee of the Debtors, whether or not a Change of Control shall occur.

                    2.        Change of Control Termination Compensation

                              2.1       Compensation:

                                        (a)       If a Participant's employment
                                                  by the Debtors is terminated
                                                  (i) by the Debtors for Cause,
                                                  Competitive Activity or by






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                                                  reason of disability,
                                                  retirement or death or (ii) by
                                                  a Participant other than
                                                  pursuant to Section
                                                  1.1.14.(b), a Participant
                                                  shall not be entitled to any
                                                  severance compensation under
                                                  this Change of Control Plan,
                                                  but the absence of a
                                                  Participant's entitlement to
                                                  any benefits under this Change
                                                  of Control Plan shall not
                                                  prejudice a Participant's
                                                  right to the full realization
                                                  of any and all other benefits
                                                  to which a Participant shall
                                                  be entitled pursuant to the
                                                  terms of any other provision
                                                  of this Plan or any Other
                                                  Plans in which a Participant
                                                  is a participant or other
                                                  agreements of the Debtors to
                                                  which the Participant is a
                                                  party.

                              (b)       In the event of a Termination of
                                        Employment of any Participant by the
                                        Debtors other than for Cause,
                                        Competitive Activity or as a result of
                                        the disability, retirement or death of
                                        such Participant, or by the Participant, then in such event said Participant shall be entitled to the severance compensation provided below:

                                        (i)       In lieu of any further salary
                                                  payments to the Participant
                                                  for period subsequent to the
                                                  date of Termination of
                                                  Employment, the Debtors shall
                                                  pay as severance compensation
                                                  to the Participant at the time
                                                  specified in subsection (ii)
                                                  below, a lump sum severance
                                                  payment equal to the following
                                                  amounts according to the
                                                  appropriate Group to which a
                                                  Participant is assigned:

                                                  (A)    Group 1: a payment
                                                         equal to one and
                                                         one-half (1-1/2) times
                                                         the sum of (X) the
                                                         Participant's annual
                                                         base salary in effect
                                                         at the time the Notice
                                                         of Termination of
                                                         Employment is given,
                                                         plus (Y) an amount
                                                         equal to the average of
                                                         the actual annual
                                                         incentive compensation
                                                         award paid to a
                                                         Participant as
                                                         compensation under this
                                                         Plan or the Debtors EIC
                                                         Plan for the two (2)
                                                         calendar years prior to
                                                         the date the Notice of
                                                         Termination of
                                                         Employment is given:

                                                  (B)    Group 2: a payment
                                                         equal to one (1) times
                                                         the sum of (X) the
                                                         Participant's annual
                                                         base salary in effect
                                                         at the time the Notice
                                                         of Termination of
                                                         Employment is given,
                                                         plus





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                                                         (Y) an amount equal to
                                                         the average of the
                                                         actual annual incentive
                                                         compensation award paid
                                                         to a Participant as
                                                         compensation under this
                                                         Plan or the Debtor's
                                                         EIC Plan at any time
                                                         during one of the two
                                                         (2) calendar years
                                                         prior to the date the
                                                         Notice of Termination
                                                         of Employment is given;
                                                         and

                                                  (C)    Group 3: a payment
                                                         equal to one-half (1/2)
                                                         times the sum of (X)
                                                         the Participant's
                                                         highest annual base
                                                         salary in effect at any
                                                         time within five (5)
                                                         calendar years prior to
                                                         the date the Notice of
                                                         Termination of
                                                         Employment is given,
                                                         plus (Y) an amount
                                                         equal to ---- the
                                                         highest actual annual
                                                         incentive compensation
                                                         paid to a Participant
                                                         as compensation under
                                                         this Plan or the
                                                         Debtors' EIC Plan for
                                                         the two (2) calendar
                                                         years prior to the date
                                                         the Notice of
                                                         Termination of
                                                         Employment is given;

                              PROVIDED, however, that any such sums actually paid to any Participant pursuant to the Retention Payment component of this Plan shall be deducted from the amounts otherwise payable pursuant to this Section 2.1.(b);

                              (ii) the severance compensation provided for in subsection (i) above shall be paid not later than the tenth day following the date of Termination of Employment, provided, however, that if the amount of such compensation cannot be finally determined on or before such day, the Debtors shall pay to the Participant on such day an estimate, as determined in good faith by the Debtors of the minimum amount of such compensation and shall pay the remainder of such compensation (together with interest at the rate equal to the then applicable Prime Interest Rate Factor, as defined in subparagraph (vi) hereinbelow, per annum) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the date of Termination of Employment. In the event the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Debtors to a

                                        Participant payable on the fifth day
                                        after demand by the Debtors (together
                                        with interest at the rate equal to the
                                        then applicable Prime Interest Rate
                                        Factor per annum);

                              (iii)     a Participant who is subject to
                                        Termination of Employment as a result of a Change of Control shall receive the applicable Change of Control severance payment plus a separate additional payment in the following amounts to cover premiums for hospitalization, medical and accident insurance benefits substantially similar to those which a Participant was receiving immediately prior to the Termination of Employment ("medical insurance") as follows: (x) the President and CEO and Group 1 Participants for a period of eighteen
                                        (18) months following the date of
                                        Termination of Employment; and (y) all
                                        other Participant Groups for a period of twelve (12) months following the date of Termination of Employment;

                              (iv) during the term of this Plan and through the period of (x) for the President and CEO and Group 1 Participants eighteen
                                        (18) months; and (y) for all other
                                        Participant Groups twelve (12) months,
                                        following the date of Termination of
                                        Employment all benefits shall continue
                                        to accrue to a Participant, crediting of service of a Participant shall continue and a Participant shall be entitled to receive all benefits provided to a Participant under the Acme Metals Incorporated SERSP, the Salaried Pension Plan or any other plan or agreement relating to Other Plans. To the extent that the amount of any retirement benefit under the Salaried Pension Plan or any such Other Plan or agreement cannot take into account such accrual or crediting by reason of a Participant's no longer being an employee of the Debtors during such period, the Debtors shall pay to a Participant an amount equal to the additional benefits that would have been provided had such accrual or crediting been taken into account under the Salaried Pension Plan or such Other Plan or agreement. The obligation of the Debtors to provide any retirement benefit payment under the preceding sentence constitutes merely the unsecured promise of the Debtors to make such payments from its general assets, and a Participant shall have no interest in, or lien or prior claim upon, any property of the Debtors;

                              (v) if a Participant so elects by notice to the Debtors not later than five (5) days after the date of Termination of Employment, in lieu of the lump sum Change of Control Plan severance compensation payment set forth in subsection 2.1(b)(i) to receive such payment over a period of thirty-six (36) months from the date of Termination of Employment, the Debtors shall pay a Participant monthly an amount equal to one thirty-sixth (1/36) of a total amount which, payable over such period in such installments, would have a value equal to the amount of the lump sum severance compensation payment set forth in subsection 2.1(b)(i), together with interest on the unpaid balance thereof at the prime rate announced by The First National Bank of Chicago (the "Prime Interest Rate Factor").

                    (c) If the severance compensation under this Section IV.B., either alone or together with other payments to a Participant from the Debtors or a subsidiary would constitute a "parachute payment" (as defined in Section 280G of the Code), such severance compensation shall be reduced to the largest amount as will result in no portion of the severance compensation payments under this Section 3 being subject to the excise tax imposed by
                              Section 4999 of the Code or being disallowed as deductions to the Debtors under Section 280G of the Code. The determination of any reduction in the severance compensation payments under this
                              Section IV.B. pursuant to the foregoing provision shall be made by the Debtors' independent public accountants in good faith after consultation with the Debtors and the Participant, and such determination shall be conclusive and binding on the Debtors. The Debtors shall cooperate in good faith with the independent public accountants and any Participant in making such determination and in providing the necessary information for this purpose.

V.       General Provisions
---------------------------

          5.1       Successors and Binding Agreements:

                    (a) The Debtors shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, including a confirmed Plan of Reorganization pursuant to which debt is converted, exchanged or otherwise transferred for voting securities or other capital interests of the Debtors to all or substantially all of the business and/or assets of the Debtors) to expressly to assume and to agree to perform this Plan in the same manner and to the same extent the Debtors would be required to perform if no such succession had taken place. This Plan shall be binding upon the inure to the benefit of the Debtors and any successor of or to the Debtors, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Debtors whether by sale, merger, consolidation, reorganization or otherwise, including a confirmed Plan of Reorganization pursuant to which debt is converted, exchanged or otherwise transferred for voting securities or other capital interest of the Debtors (and such successor shall thereafter be deemed the "Debtors" or the "Corporation" for the purposes of this
                              Plan), but shall not otherwise be assignable or delegatable by the Debtors.

                    (b) This Plan shall inure to the benefit of and be enforceable by each of the Participant's respective personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

                    (c) Neither the Debtors nor any Participant hereunder shall assign, transfer or delegate this Plan and/or any rights and/or obligations hereunder except as expressly provided in Section 5.1(a) hereof. Without limiting the generality of the foregoing, no Participant's right to receive payments hereunder shall be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 4.1(c), the Debtors shall have no liability to pay any amount so attempted to be assigned or transferred.

          5.2 Notices: For all purposes of this Plan, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Debtors (to the attention of the Secretary of the Corporation) at its principal executive office and to a Participant at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          5.3 Governing Law: The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

          5.4 Validity: The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan which shall remain in full force and effect.

          5.5 Withholding of Taxes: The Debtors may withhold from any amounts payable under this Plan all federal, state, city and/or other taxes as shall be legally required.

          5.6 Gender, Number, etc.: As used in this Plan, the singular shall include the plural and the masculine shall include the feminine, and vice versa.

          5.7 Certain Participants may be entitled to payments pursuant to Other Plans with the Debtors. This Plan is not intended to and shall not alter materially the compensation or benefits that the Participants could reasonably expect absent a Change in Control or Involuntary Reorganization Termination, and, accordingly, any rights which any Participant may have pursuant to any Other Plan shall not be affected in any manner by this Plan.

          5.8 This subpart B of the Severance Component of the Plan shall replace the Debtors' existing Key Executive Severance Pay Plan established January 22, 1987 which shall be terminated and of no further force or effect.

          5.9 No Obligation to Mitigate Damages; No Effect on Other Contractual Rights

                    (a) A Participant shall not be required to mitigate damages or the amount of any payment provided for under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by a Participant as the result of employment by another employer after the termination of a Participant's employment, or otherwise.

                    (b) The provisions of this Plan, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish a Participant's existing rights, or rights which would accrue solely as a result of the passage of time, under the Salaried Pension Plan, the SERSP, the Group Benefit Plan, or Other Plans of the Corporation, employment agreement or other contract, plan or arrangement of the Debtors or any subsidiary.

                    (c)       Except as expressly provided in Sections 3.1 and
                              3.2 hereof, there shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for any participant provided for in this Plan.